Exhibit 99.1

11 June 2013

Diligent Board Member Services, Inc. (Diligent)

Diligent is pleased to announce the appointment of Thomas (Tom) Tartaro as EVP, General Counsel and Corporate Secretary.

Mr Tartaro has extensive international experience across numerous divisions within public and private companies. Prior to this appointment, Mr. Tartaro was General Counsel and Corporate Secretary at Open Solutions, a multinational provider of enterprise-wide SaaS and technology license solutions for financial institutions.

Diligent Chief Executive Officer Alex Sodi said, “Tom has a wealth of experience across various areas of law in the United States and internationally. During the 11 years he worked at Open Solutions Inc, he gained a deep understanding of the global SaaS industry. This experience will be an asset to the Company and facilitate an efficient transition in his role at Diligent.”

Chairman David Liptak stated, “Tom Tartaro is a strong addition to the executive team and well equipped to advise and help the Board and senior management navigate through the complex multi-jurisdictional regulatory environment in which we operate.”

Tom will start in his new role at Diligent, on June 18 2013 New Zealand time (June 17 Eastern Standard time).

Mr Tartaro succeeds Robert Norton, who will be retiring at the end of June after five years of service with the Company as General Counsel.

Investor inquiries:	Media inquiries:
Sonya Joyce	Geoff Senescall
Phone: +64 4 894 6912	Phone: +64 21 481 234